STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of March___ 2009, by and among Frank Towers ("Shareholder 1") of Catterall Hall Farm, Catterall Lane, Preston, Lancashire PR3 OPA, United Kingdom of the First Part; and Neal John Walmsley of 12 Old Lancaster Road, Catterall, Preston PR3 OHN, United Kingdom ("Shareholder 2") of the Second Part; and Eric Royds of 3 Heath Avenue, Halifax HX3 OEA, United Kingdom ("Shareholder 3") of the Third Part; and Farzad Zamanian of 5 Hollingwood Rise, Ilkley LS29 9PW, United Kingdom of the Fourth Part ("Shareholder 4"), (each a "Shareholder" and together the "Shareholders") AND Technology Alternatives Limited, a Belizean Company formed under the Laws of Belize with registered office situate at No. 1 NimLiPunit Street, Belmopan, Cayo District, Belize, Central America (hereinafter called the "Company") of the Fifth Part AND Global Clean Energy Holdings, Inc, a Utah Corporation whose registered office is located at 6033 W. Century Blvd., Suite 895, Los Angeles, CA 90045 (hereinafter called the "Buyer") of the Sixth Part.
WITNESSETH:
          WHEREAS, the Shareholders represent the 100% issued and outstanding ordinary shares of the Company (the "Shares");
          WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Shares, in exchange for Common Stock; and
          WHEREAS, the parties desire to enter into this Agreement to set forth their mutual agreements concerning the above matters;
          NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and among the parties hereto as follows:
ARTICLE 1.
SALE AND TRANSFER OF SHARES; CLOSING
          1.1. Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the closing of the transactions contemplated hereby (the "Closing"), the Shareholders will sell, convey, assign and transfer the Shares to Buyer, and Buyer will purchase the Shares from the Shareholders based on the assigned values set out in Appendix 1 attached hereto. The number of Shares to be acquired by Buyer from each Shareholder is set forth in Appendix I attached hereto. The Shares shall be free and clear of any claims or Encumbrances (as defined in Section 2.6).
          1.2. Consideration. In consideration of the sale, transfer and assignment to Buyer of the Shares, at the Closing, Buyer shall: (1) issue to the Shareholders shares of Common Stock from its authorized capital stock in accordance with Appendix 1 attached hereto.

          1.3. The Closing. The Closing will take place on March , 2009 (the "Closing Date") at the offices of Global Clean Energy Holdings, Inc, at 6033 W. Century Blvd, Suite 895, Los Angeles, CA 90045, at 10:00 a.m. (local time) or at some other place mutually agreed by the parties herein. As specified in Appendix 1, the Shareholders will deliver to Buyer: (1) transfer of share instruments executed by each Shareholder in registerable form together with the certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer of the Shares to Buyer or its nominee(s); and (2) on the Closing Date, a certified resolution of the board of directors of the Company appointing new directors nominated by the Buyer together with the resignations of existing members of the Company's board (save and except for shareholder No. 2 Neal Walmsley). As specified in Appendix 1, the Buyer will cause its transfer agent to issue to each Shareholder the duly registered stock certificate(s) representing their individual stock holding in the Buyer, (B) the original TCT Title with evidence of paid up taxes. All costs and expenses associated with the completion of the transfer of the Shares to the Buyer, inclusive of Stamp Duties shall be borne by the Shareholder. All costs and expenses associated with the completion of the issue of the Buyer's Common Stock to the Shareholders shall be borne by the Buyer. The Shares will be delivered to Buyer's counsel in Belize, who will hold the Shares until the official permission to transfer the Shares to Buyer has been received from the Central Bank of Belize. Buyer will deliver to Buyer's counsel in Belize the stock certificates registered in each Shareholder's name within five days of the Closing, which stock certificates Buyer's counsel will deliver to Shareholders immediately following the receipt of the permission of the Central Bank of Belize to the transfer of the Shares.
ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS
          To induce Buyer to execute, deliver and perform this Agreement, and in acknowledgement of Buyer's reliance on the following representations and warranties, the Company and the Shareholders hereby jointly and severally represent and warrant to Buyer as follows, as of the date hereof (in each case except as otherwise disclosed in the Financial Statements (as defined below) or the notes thereto):
          2.1 Organization; Capitalization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Belize, with the power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets. The authorized share capital of the Company consists of ten thousand (10,000) ordinary shares of which ten thousand (10,000) shares are issued and outstanding. The Shareholders are the legal and beneficial owners and holders of 100% of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrances appears upon any certificate representing equity securities of the Company. There are no other shares of the authorized share capital of the Company issued or outstanding. The Company's outstanding share capital has been duly and validly issued and is fully paid and non-assessable. There are not outstanding any warrants, options or other rights to acquire any of the Company's share capital. The Company's assets do not include any share capital of, or any other equity interest in, or securities convertible into or exchangeable for any share capital or other equity interest in, any person, or any direct or indirect equity or ownership interest in any other business.

          2.2 Power and Authority. The Company and the Shareholders have the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by them in connection with the transactions contemplated hereby, and the Company and the Shareholders have taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby. This Agreement is, and the other agreements and instruments to be executed and delivered by the Shareholders and/or the Company in connection with the transactions contemplated hereby, when such other agreements and instruments are executed and delivered, shall be, the valid and legally binding obligations of the Shareholders and/or the Company, as the case may be, enforceable against the Shareholders and/or the Company in accordance with their respective terms.
          2.3 No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (a) any Belize law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment or decree applicable to the Shareholders and/or the Company; (b) any provision of any charter, bylaw or other governing or organizational instrument or agreement of the Company or the Shareholders; or (c) any mortgage, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which the Shareholders and/or the Company are parties or by which the Shareholders and/or the Company are bound.
          2.4 Required Government Consents, Filings, etc. Except as have been or, prior to the Closing, will be obtained, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, any Belize governmental authorities is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered by the Shareholders and/or the Company in connection with the transactions contemplated hereby, or the consummation by the Shareholders and/or the Company of the transactions contemplated hereby; or (b) the ownership by Buyer of the Shares, save and except for the permission of the Central Bank of Belize, which will be obtained within 90 days of executing this Agreement. If the approval of the Central Bank of Belize is not granted, this Agreement will be null and void.
          2.5 Other Required Consents, Filings, etc. Except as have been or, prior to the Closing, will be obtained, no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby by the Shareholders and/or the Company, or the consummation by the Shareholders and/or the Company of the transactions contemplated hereby; or (b) the ownership by Buyer of the Shares.

          2.6 Title to Assets. The Company has good and marketable title to all of its assets, free and clear of any claims or Encumbrances, other than the Deed of Legal Mortgage recorded (or to be recorded) on the land. "Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, right of first refusal, lien (including any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer or possession, or subordination to any right of any other person.
          2.7 Financial Statements. The Company and the Shareholders have provided, and at the Closing will provide Buyer with the following financial statements (collectively, the "Financial Statements") with respect to the Company: balance sheet, results of operations, statements of stockholders' equity and statement of cash flow, as of and for the calendar year ended December 31, 2007, the interim financials as of September 30, 2008, and the balance sheet as of the close of business immediately preceding the Closing Date (the balance sheet which balance sheet is herein referred to as the "Closing Balance Sheet"). The Financial Statements are, and at the Closing will be true and correct in every material respect and properly reflect all assets and liabilities of the Company as then in existence. The Financial Statements do and will fairly present the results of operations and the financial position of the Company as of the dates thereof and the periods then ended.
          2.8 Condition and Sufficiency of Assets. The equipment contained in the Company's assets is structurally sound, in good operating condition and repair, and adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company's assets are sufficient for the continued conduct of the Company's business after the Closing in the same manner as conducted prior to the Closing. The Company's assets are the only assets owned directly or indirectly by the Company which are used in or relate to the conduct of the Company's business. The Shareholders do not own an interest in the Real Estate or any of the equipment used by the Company and sold hereunder.
          2.9 Accounts Receivable. The Company's accounts receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Company's accounts receivable are current and collectible, net of the respective reserves shown on the Financial Statements, which reserves are adequate and calculated consistent with past practice. There is no contest, claim or right of set-off under any agreement with any obligor of an account receivable relating to the amount or validity of such account receivable.
          2.10 Intellectual Property.
                    (a) The Company beneficially owns or has the valid right to use all of the Intellectual Property used in its business as currently conducted or as presently contemplated to be conducted. The term "Intellectual Property" includes all patents and patent applications, trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, domain names, web sites, slogans and general intangibles of like nature, together with all goodwill relating to the foregoing, copyrights, copyright registrations, renewals and applications, software, databases, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, drawings, specifications, plans, proposals, financing and marketing plans, advertiser, customer and supplier lists and all other information relating to advertisers, customers and suppliers (whether or not reduced to writing), licenses, agreements and all other proprietary rights, which relate to the Company's business. The Intellectual Property beneficially owned or used by the Company is free and clear of all claims or Encumbrances.

                    (b) The Company takes and has taken reasonable measures to protect the confidentiality of its trade secrets, know-how or other confidential information material to its business as currently operated or planned to be operated (together, "Trade Secrets"). No Trade Secret has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other person, other than pursuant to a written non-disclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets. To the best of the Company's and the Shareholders' knowledge, no party to any non�disclosure agreement relating to any Trade Secrets is in breach thereof.
                    (c) The conduct of the Company's business as currently conducted or planned to be conducted does not infringe upon (either directly or indirectly) any Intellectual Property owned or controlled by any third party. There are no claims or suits pending or threatened, and neither the Company nor the Shareholders have received any notice of a third party claim or suit (i) alleging that any of the Company's activities or the conduct of its business has infringed upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property.
                    (d) To the best of the Company's and Shareholders' knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to the Company, and no such claims are pending against a third party by the Company.
          2.11 Compliance with Rules.
                    (a) The Company and the Shareholders at all times have been and are currently in compliance with all Rules applicable to the Company and/or its business, except where such failure to comply would not have a material adverse effect on the Company or its operations. "Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any Belize territorial, provincial or municipal authority.
                    (b) The Company and the Shareholders are in material compliance with, and have obtained all Permits and other authorizations relating to the Company which are required by any Rule, which has been enacted to the date of this Agreement, except as would not have a material adverse effect on the Company or its operations. No governmental proceeding is pending or threatened to cancel, amend, modify or fail to renew any such Permit. "Permit" includes any approval, authorization, concession, grant, certificate of convenience and necessity, qualification, consent, franchise, license, security clearance, easement, order or other permit issued or granted by any governmental entity.
                    (c) The Company and/or the Shareholders are not currently in material violation of any environmental or safety laws nor have the Company and/or the Shareholders received any notice of any current non-compliance therewith. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice, investigation or proceeding pending or threatened against the Company and/or the Shareholders relating in any way to environmental and safety laws..

          2.12 Tax Matters. All taxes owed by the Company pertaining to the Company, its business or its assets (whether or not shown on any tax return) have been paid. The Company is not the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. There are no claims or Encumbrances on any of the Company's assets that arose in connection with any failure (or alleged failure) to pay any tax. The Shareholders assume all liabilities whether known or unknown for all taxes and tax filings up to the Closing Date.
          2.13 Contracts. Except as would not have a material adverse effect on the Company or its operations, there exists no event of default or occurrence, condition or act on the part of the Company and/or the Shareholders or, to the best knowledge of the Company and the Shareholders, on the part of any other party to any contract to which the Company is a party, which constitutes or would constitute (with or without notice or lapse of time or both) a breach of or default under any of such contracts, or cause or permit acceleration of any obligation of the Company or any other party. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to the Company under any contract with any person having the contractual or statutory right to demand or require such renegotiation and no such person has made written demand for such renegotiation.
          2.14 Litigation. Except as would not have a material adverse effect on the Company or its operations and the disclosures made to the Buyer about litigation in the Supreme Court of Belize, there is no legal, administrative or other action, claim, proceeding or governmental investigation, domestic or foreign ("Litigation"), pending or threatened against the Company and/or the Shareholders relating to the Company, its business or its assets, or that challenges or reviews the execution, delivery or performance of this Agreement by the Company and/or the Shareholders or of the consummation of the transactions contemplated hereby, or that seeks to enjoin or obtain damages in respect of the consummation of any of the transactions contemplated hereby. The Company and/or the Shareholders are not parties to, and are not bound by, any order or any ruling or award of any other person that has resulted in or could reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the Company or which could reasonably be expected to materially adversely affect the consummation of the transactions contemplated hereby. Any financial consideration which may become due to the Company as a result of litigation in the Supreme Court of Belize that exists as of the Closing Date or that is hereafter filed relating to events arising prior to the Closing Date will be borne and paid directly by the Shareholders. Consequently, any monetary award consequent upon litigation in the Supreme Court of Belize shall accrue beneficially to the Shareholders. All costs of any continued litigation on this matter will be borne directly by the shareholder, including any defense of appeal, arbitration, additional suit or countersuit. The Buyer will have NO liability in this matter..

          2.15 Conduct of Business.
                    (a) Ordinary Course of Business: No Removal or Disposal of Assets. Since February 20, 2007, the Company has operated its business in the ordinary course, and has not removed or disposed of any assets except in the ordinary course of business.
                    (b) No Material Adverse Change. Since February 20, 2007, there has been no material adverse change in the Company's assets or in the financial condition, operations, or prospects of its business.
                    (c) Absence of Particular Events. Since February 20, 2007, the Company has not: (i) suffered any damage or destruction adversely affecting its business or involving any of the assets used in its business; (ii) incurred any liability or obligation other than in the ordinary course of business; (iii) made any change or alteration in the manner of keeping the books, accounts or records of its business or in the accounting practices therein reflected; (iv) paid, loaned, or advanced any monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee except for normal compensation involving salary and benefits; (v) received any notice of or become aware of any loss of any one or more customers representing 3% or more of the annualized revenue of its business; (vi) entered into or engaged in any transaction in respect of its business other than on commercially reasonable terms determined on the basis of the facts existing at the time such transaction was entered into or engaged in; or (vii) agreed to take or allow any of the foregoing actions described in this Section 2.15(c).
          2.16 Broker's or Finder's Fees. The Company and/or the Shareholders have not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement..
          2.17 Disclosure. No representation, warranty, or statement made by the Company and/or the Shareholders in this Agreement or in any document or certificate furnished or to be furnished to Buyer pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. The Company and the Shareholders have disclosed to Buyer all facts known or reasonably available to the Company and/or the Shareholders that are material to the financial condition, operation, or prospects of the Company, its business and/or its assets.
          2.18 Investigation of Buyer. The Company and each of the Shareholders hereby represent and warrant that they have reviewed reports and documents filed by Buyer with the U.S. Securities and Exchange Commission ("SEC") since January 1, 2008 ("Buyer SEC Reports"), including in particular the financial statement and the "Risk Factors" contained therein, and that the Company and each of the Shareholders are familiar with financial and other conditions of Buyer. The Company and each of the Shareholders hereby further represent and warrant that they are aware that Buyer will require an infusion of additional funding in order to continue its operations, and that Buyer has not secured the necessary additional funding. Each of the Shareholders has relied solely upon the investigations made by or on behalf of the Shareholder or his representative in evaluating the suitability of the investment in the common stock issued to the Shareholder under this Agreement, and such Shareholder recognizes that an investment in the Buyer's common stock involves a high degree of risk. Each Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Buyer.

          2.19 Purchase Entirely for Own Account. The shares of Buyer's common stock to be received by such Shareholder hereunder will be acquired for such Shareholder's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act of 1933. Such Shareholder understands that the shares of Buyer's common stock are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 for at least six months following the Closing Date. After the six month anniversary of the Closing Date, the shares of Buyer's common stock may only be sold in compliance with Rule 144 promulgated under the Securities Act of 1933.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
          To induce the Company and the Shareholders to execute, deliver and perform this Agreement, and in acknowledgement of the Company's and the Shareholders' reliance on the following representations and warranties, the Buyer hereby represents and warrants to the Company and the Shareholders individually and collectively as follows, as of the date hereof:
          3.1 Power and Authority. Buyer has the power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, and Buyer has taken all necessary action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by Buyer in connection with the transactions contemplated hereby shall be, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.
          3.2 Broker's or Finder's Fees. Buyer has not authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.
          3.3 No Conflict. Neither the execution and delivery by such Buyer of this Agreement and of the other agreements and instruments to be executed and delivered by such Buyer in connection with the transactions contemplated hereby, nor the consummation by such Buyer of the transactions contemplated hereby, will violate or conflict with: (a) any foreign, Federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to Buyer; or (b) any provision of any charter, bylaw, or other governing or organizational instrument of Buyer.

          3.4 Disclosure. No representation, warranty, or statement made by Buyer in this Agreement or in any document or certificate furnished or to be furnished to the Shareholders pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading.
          3.5 Security for Repayment of the Loan Notes (and the Replacement Promissory Notes). The Buyer represents, warrants and agrees to: (1) authorize the Company to pay or procure the repayment of the replacement Loan Notes in favor of the Shareholders in accordance with Appendix II attached hereto; and (2) confirm the repayment of the respective amounts due under the replacement Loan Notes by executing with the Company, in favor of the Shareholders, a deed of legal mortgage (in the format set out in Appendix III attached hereto) charging the real property of the Company, as security for the repayment of the Loan Notes.
          3.6 Employment of Shareholder No. 2. The Buyer represents, warrants and agrees that immediately following the execution of this Agreement it will offer a contract of employment to Shareholder No.2 (Neal Walmsley) in accordance with terms to be agreed.
4.0 ARTICLE
COVENANTS OF THE SHAREHOLDERS AND BUYER FOLLOWING CLOSING
          4.1 Cooperation. The Shareholders and Buyer shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow the Company to operate its business after the Closing in the manner in which it was operated before the Closing.
          4.2 Further Assurances. Subject to the terms and conditions of this Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents as the other party may reasonably request).

          4.3 Funds Received After Closing. Any and all funds received by the Shareholders after the Closing in respect of the Company shall be promptly remitted to Buyer upon receipt.
          4.4 Change in Buyer's Stock Listing. Buyer's share of common stock are currently listed for trading on the OTC Bulletin Board. The Buyer agrees that in the event that it becomes listed on any other trading system or stock exchange it will take all the necessary steps to cause the Shareholders' Common Stock in the Buyer to become available for trading (such to applicable securities laws) on such other trading system or stock exchange.
ARTICLE 5.
SURVIVAL; INDEMNITY
          5.1 Survival of Representations, Warranties, etc. The representations, warranties and covenants given by the Shareholders to Buyer or by Buyer to the Shareholders in this Agreement shall survive for a period of 12 months following the Closing.
          5.2 Indemnification by the Shareholders. The Shareholders shall jointly and severally indemnify, defend, and hold harmless Buyer, and Buyer's representatives, stockholders, controlling persons and affiliates, at, and at any time after, the Closing up to the end of the indemnification period at Article 5.1, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages (including incidental and consequential damages), liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of, resulting from, or arising in connection with, any of the following:
                    (a) Breach. Any breach of any representation, warranty, or agreement of the Shareholders and/or the Company contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby;
                    (b) Brokerage or Finder's Fees. Any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company and/or the Shareholders in connection with this Agreement or any of the transactions contemplated hereby;
                    (c) Litigation. Any judgment or verdict rendered against the Company or Buyer as a result of the pending action brought by Tomas Serrut or as a result of any other legal proceeding filed against the Company based on actions or events arising prior to the Closing Date; and
                    (d) Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer.
          5.3 Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless the Shareholders at, and at any time after, the Closing up to the end of the indemnification period at Article 5.1, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Shareholders, to the extent arising from any of the following:
                    (a) Breach. Any breach of any representation, warranty, or agreement of Buyer contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby; and
                    (b) Brokerage or Finder's Fees. Any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Buyer in connection with this Agreement or any of the transactions contemplated hereby; and
                    (c) Incidental Matters. To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and Litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.
The remedies provided in this Section 5.3 will not be exclusive of or limit any other remedies that may be available to the Shareholders.
          5.4 Procedures; Third Party Claims, etc.
                    (a) A person entitled to make a claim of indemnification hereunder shall be referred to as an "Indemnified Party." A person obligated for indemnification hereunder shall be referred to as an "Indemnifying Party." The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party; provided, however, that the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense and, if (i) the Indemnifying Party is also a party to such claim, action, suit or proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, (ii) the Indemnifying Party does not provide a competent and vigorous defense, or (iii) the Indemnifying Party agrees, then the Indemnified Party's participation shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof. An Indemnified Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                    (b) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earliest to occur of: (i) the entry of a judgment against the Indemnified Party; (ii) the settlement of the claim; (iii) with respect to indemnities for tax liabilities, upon the issuance of any final resolution by a taxation authority; or (iv) with respect to claims before any administrative or regulatory authority, when the Loss is finally determined and not subject to further review or appeal; provided, however, that the Indemnifying Party shall pay on the Indemnified Party's demand any cost or expense reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.
                    (c) To seek indemnification hereunder, an Indemnified Party shall notify the other party hereto of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof. Neither the giving of such notice nor the failure to give such notice shall constitute an election of remedies or limit an Indemnified Party in any manner in the enforcement of any other remedies that may be available to it, including the right to proceed against an Indemnifying Party.
ARTICLE 6
MISCELLANEOUS
          6.1 Entire Agreement. This Agreement, and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby, constitute the sole understanding of the parties with respect to the subject matter hereof.
          6.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
          6.3 Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.
          6.4 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.
          6.5 Attorney's Fees. Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof including the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such party's rights or obligations hereunder, then, whether such matter is settled by negotiation, or by arbitration or judicial determination, the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including reasonable attorneys' fees for the services rendered to such prevailing party.

          6.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Each counterpart including a facsimile transmission of this Agreement shall be deemed to be an original and shall have the same force and effect as an original. In the event that a facsimile transmission of this Agreement is signed or any counterpart is signed and transmitted by facsimile, the hardcopy thereof may be signed subsequently but must be dated concurrently with the facsimile transmission.
          6.7 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
          6.8 Expenses. Except as specifically provided herein, each of the Shareholders and Buyer shall pay all of its own costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.
          6.9 Notices. All notices, requests, demands, claims, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: when received, if personally delivered; when transmitted, if transmitted by telecopy; five business days after such notice, request, demand claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to the Shareholders to:

Shareholder 1.
Frank Towers
Catterall Hall Farm
Catterall Lane
Catterall, Preston, PR3 0PA Lancashire UK
Telephone: +44 780 228533
Email: frank@upwoodpark.co.uk

Shareholder 2.
Neal John Walmsley
12 Old Lancaster Rd
Catterall, Preston PR3 OHN, UK
Phone: +44 797 1268059
Email: nw@goots.co.uk

Shareholder 3.
Eric Royds
3 Heath Ave
Halifax, HX3 OEA, UK
Telephone: +44 7800 963453
Email: home@groovers.f9.co.uk

Shareholder 4.
Farzad Zamanian
5 Hollingwood Rise
Ilkley LS29 9PW, UK
Telephone: +44 776 4404915
Email: farzadzamanian@aol.com

if to the Company to:
Technology Alternatives Ltd.
c/o Arguelles & Company LLC
Attorneys-at-Law
35 New Road
Belize, Central America
Attention: Emil Arguelles
Facsimile: 501-223-6403

if to Buyer to:
Global Clean Energy Holdings, Inc.
6033 W. Century Blvd, Suite 895
Los Angeles, CA 90045
Attention: Richard Palmer
Facsimile: (310)641-4230

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
          6.10 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of Belize without giving effect to the principles of choice of law thereof.
          6.11 Remedies. In the event of a dispute between the parties, each party shall be entitled to pursue all remedies available at law or in equity and may institute any and all legal proceedings against the offending party to enforce any and all rights which they may have or become entitled to under and by virtue of this Agreement.
          6.12 Waiver of Certain Damages. Except as prohibited by law, each party hereby waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages other than, or in addition to, actual damages in connection with any dispute arising under or in connection with any matter related to this Agreement or any related agreement.
          6.13 References, etc.
                    (a) Whenever reference is made in this Agreement to any Article, Section, paragraph, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article, Section or paragraph of this Agreement or the specified Schedule or Exhibit attached to this Agreement.
                    (b) The word "including" when used herein is not intended to be exclusive and means "including, without limitation."
          6.14 Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.
[Signature page follows.]

          IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first indicated above.

SHAREHOLDER 1:

Frank Towers

SHAREHOLDER 2:

Neal John Walmsley

SHAREHOLDER 3:

Eric Royds

SHAREHOLDER 4:

Farzad Zamanian

COMPANY:
Technology Alternatives Limited

By:
Name: Neal Walmsley
Position: Director

BUYER:
Global Clean Energy Holdings, Inc.

By:
Name: Richard Palmer
Title: Chief Executive Officer

APPENDIX I
SHARES OF THE COMPANY BEING SOLD

Buyer	Number of Shares of the Company Being Acquired	Number of Shares of the BUYER'S Common Stock Issued
Shareholder 1	2,387	2,126,391
Shareholder 2	2,600	2,316,136
Shareholder 3	3,581	3,190,032
Shareholder 4	1,432	1,320,198
          Share Transfer: Share transfer will occur at closing with share registration taking place in Belize within 90 days of the Closing Date.
          Common Stock Issuance: Buyer will immediately issue at closing, Common Stock to the Shareholders based upon the total asset book value of the Company established based on the Closing Balance Sheet divided by Buyer's closing share price at the last business day before the execution of this Agreement.
APPENDIX II
LOAN VALUES ASSIGNED TO SHAREHOLDERS
          Loan Terms: The

Buyer	Value of Loan to Shareholder
Shareholder 1	$230,642.10
Shareholder 2 (Dorothy Walmsley)	$39,523.83
Shareholder 3	$153,741.11
Shareholder 4	$92,231.78
foregoing loans previously made by the Shareholders to the Company are evidenced by the Loan Notes. The existing Loan Notes will be replaced/re-issued by new promissory note in the same amount, which new promissory notes will have the following terms: (i) Interest free for 90 days; (ii) Interest accrues at an annual rate of 8% per annum commencing on the 91st day of the issuance of the new promissory notes; (iii) Interest paid monthly in arrears; (iv) at a minimum, $68,000 of principal payable during the first 90 days of the note; (v) The entire unpaid balance of the promissory notes shall be due and payable on the 180th day following the Closing Date; (vi) The Company and/or Buyer may prepay the promissory notes at any time without penalty, and the Buyer shall prepay the notes if and when it receives future funding in an amount that, in its reasonable discretion, is sufficient to permit the prepayment of the notes without adversely affecting Buyer's operations or financial condition. The new promissory note will be secured by the Deed of Legal Mortgage, as set forth in Appendix III.

APPENDIX III
DEED OF LEGAL MORTGAGE
          THIS DEED OF MORTGAGE is made the day of [ ], Two Thousand and Eight BETWEEN TECHNOLOGY ALTERNATIVES LIMITED,a company duly formed and registered under the Companies Act, Chapter 250 of the Laws of Belize, 2000-2003 Revised Edition, with registered office situate at No. 1 NimLiPunit Street, Belmopan, Cayo District, Belize (hereinafter called the "Mortgagor", which expression shall where the context so admits include persons deriving title under the Mortgagor) of the First Part AND FRANK TOWERS of Catterall Hall Farm, Catterall Lane, Preston, Lancashire PR3 0PA, United Kingdom; and NEAL JOHN WALMSLEY of 12 Old Lancaster Road, Catterall, Preston PR3 0HN, United Kingdom; and ERIC ROYDS of 3 Heath Avenue, Halifax HX3 0EA, United Kingdom; and FARZAD ZAMANIAN of 5 Hollingwood Rise, Ilkley LS29 9PW, United Kingdom (together hereinafter called the "Mortgagees which expression shall where the context so admits include their successors and assigns whether immediate or derivative) of the Third Part.
WHEREAS:

(1)
The Mortgagees are the holders of certain loan notes representing start-up capital for the Mortgagor (the "Loan Notes") and by an agreement dated [October], 2008 made between the Mortgagor, and the Mortgagees (the "Agreement") the Mortgagee has agreed to formalize its indebtedness with this Mortgage, to be paid in full in no more than 180 days. ;

(2)
The Guarantor Mortgagor is the legal and beneficial owner of the property described in the Schedule hereto held under and by virtue of Transfer Certificate of Title dated April 4, 2007 recorded in the books of the Lands Titles Unit of the Lands Registry, Belmopan,. Cayo District, Belize at Volume 50 Folio No. 82 (the "Mortgaged Property"); and

(3)
In pursuance of securing the repayment of the Loan Notes for the benefit of the Mortgagees, the Mortgagor and the Guarantor have agreed with the Mortgagees to execute and deliver to the Mortgagees this Mortgage and the Guarantor Mortgagor has agreed to create a charge by way of legal mortgage over the Mortgaged Property.

          NOW THEREFORE in consideration of the premises and in pursuance of the recited agreements THIS MORTGAGE executed pursuant to Section 64 of the Law of Property Act Chapter 194 of the Laws of Belize 2000-2003 Revised Edition WITNESSETH as follows:
INTERPRETATION
          1. In this Mortgage except where the context otherwise requires:
          "encumbrance" includes any mortgage, pledge, lien, charge, assignment, hypothecation, security interest, title retention, preferential right or trust arrangement the effect of which is the creation of security;
          if there are two or more persons called the "Mortgagor" their undertakings, obligations herein contained or implied on the part of the Mortgagor shall be deemed to be joint and several;
          the "Mortgaged Property" means the property described in the Schedule hereto, and references to the mortgaged premises include references to any part of them;
          "person" and words denoting persons include bodies corporate and vice versa; words importing the singular number only include the plural and vice versa; words importing the masculine gender only include the feminine and visa versa; and
          every reference to a "receiver" or "receivers" shall be deemed to include a reference to a receiver and manager.

COVENANT TO PAY
          2 The Mortgagor hereby covenant and agree that they will pay no later than the due date for repayment of the Loan Notes to the Mortgagees all monies which are hereunder secured or for which they may be or become liable to the Mortgagees under the terms of the Agreement and will discharge all liabilities, actual and contingent incurred by the Mortgagor to the Mortgagees in any manner whatsoever (and in the case of both money owing and liabilities incurred whether alone or jointly with any other person and in whatever style or name and whether as principal or surety) including and together with interest compounded monthly, following the first 90 day interest free period, thereon at the rate of 8% per centum in accordance with the Agreement, together with all legal costs (as between solicitor and own client) and all other costs, charges, and expenses incurred by the Mortgagees in the protection, preservation or enforcement of the Mortgagees' rights in respect of such liabilities or for keeping the Mortgagors' account(s).
AMOUNT OF LIABILITY
          3. This Mortgage shall be impressed in the first instance with stamp duty to cover an aggregate liability of the Mortgagor to the Mortgagees as principal and surety in the sum of [          ] Belize Dollars (BZ$000,000)/United States Dollars(US$). It is hereby intended that this Deed of Mortgage shall cover all sums to any aggregate for which the Mortgagor and the Guarantor may be liable under the Loan Agreement to the Mortgagee as principal and surety at any time.
THE CHARGE
          4. The Mortgagor as beneficial owner hereby charges with the payment of all monies and liabilities hereby agreed to be paid or intended to be hereby secured (including any expenses and charges arising out of or in connection with the acts or matters referred to in clause 13 hereof) so that the charge hereby created shall be a continuing security over the Mortgaged Property referred to in the Schedule hereto and all and singular the premises comprised therein, and any proceeds of sale of the said freehold property and the benefit of any covenants for title given or entered into by any predecessor in title of the Mortgagor and any money paid or payable in respect of such covenants.

          The said charge hereby created shall constitute a fixed first charge by way of legal mortgage and neither the Mortgagor shall, without the consent in writing of the Mortgagees, create any further encumbrance over the Charged Property other than this Deed of Mortgage.
REPRESENTATIONS AND WARRANTIES
          6. The Mortgagor represent and warrant (which warranties shall subsist during the continuance of the security hereby created) that:

(1)	are duly incorporated, validly existing and operating in good standing in and under the laws of Belize;

(2)	they have the necessary corporate power and authority to execute and deliver this Mortgage and to perform their obligations hereunder;

(3)
the performance of their obligations under this Mortgage does not and will not contravene their internal rules or regulations or any of their duties or obligations, any material indenture, mortgage, trust deed, bond or other instrument or agreement to which they are bound;

(4)
the execution, delivery and performance of their obligations hereunder do not: (a) constitute or result in (even if notice is given, time elapses or both) a default or event of default under any agreement or instrument which is binding on or affecting any of them; (b) constitute a breach of any limit or restriction or obligation imposed under any other agreement or instrument under which the Mortgagor is bound; and (c) result in or require the creation of any lien, security interest, charge or encumbrance upon or in respect of the Mortgaged Property, other than this Mortgage;

(5)
no further authorization and no further notice is required (other than that of its Board of Directors) either for the due execution, delivery and performance of their obligations under this Mortgage or for any rights or remedies provided for in this Mortgage;

(6)
the Mortgagor is the legal and beneficial owner of the Mortgaged Property free and clear of any and all liens, encumbrances, security interest, options, warrants or other charges or rights of third parties whatsoever, save and except for the security interests of the Mortgagee created by this Mortgage;

(7)
the charge herein created over the Mortgaged Property creates a valid first ranking legal mortgage or charge to secure the repayment of the sums secured hereunder and interest thereon and any other advances made by the Mortgagees to the Mortgagor;

(8)
they are not in breach of, or in default under, any law or regulation, any duty or obligation, or any indenture, mortgage, trust deed or other instrument or agreement to which they are bound, which materially and adversely affects in any of the instances stated, their ability to perform their obligations hereunder and as of the date of this Mortgage, there is no pending or, to its knowledge, threatened action or proceeding affecting them before any court, governmental agency or arbitrator which may materially and adversely affect the Mortgaged Property or their operations or their ability to either execute, deliver or perform (or the ability of the Mortgagees to enforce) this Mortgage;

(9)	the exercise by the Mortgagees of any of their rights and remedies hereunder will not contravene any law or contractual restriction binding on or affecting the Mortgaged Property;

(10)
at any time and from time to time, at the expense of the Mortgagor, they will promptly execute and deliver all further instruments and documents, necessary in order to register this Mortgage and perfect and protect any security interest granted or purported to be granted hereby to the Mortgagees or to enable the Mortgagees to exercise and enforce their rights and remedies under this Mortgage;

(11)	none of the events of default under clause 8 or other event which with the giving of notice and/or lapse of time would constitute an event of default, has occurred and is continuing unremedied.

POWER OF SALE
          7. In addition to the powers conferred upon the Mortgagees as Mortgagee by the Law of Property Act, it shall be lawful for the Mortgagees and every person for the time being entitled to receive and give a discharge for the monies hereby secured when the same has become due without any order of the Court to sell or concur with any other person in selling the Mortgaged Property or any part thereof and either together or in lots by public auction or by private contract, subject to such conditions respecting title or evidence of title or other matter as the Mortgagees may think fit with power to vary any contract for sale and to buy in at any auction and to rescind any contract for sale and to resell without being answerable for any loss occasioned thereby and to convey the property sold for such estate and interest therein as is the subject of this security, free from all estates, interests and rights to which the charges herein created have priority but subject to all estates, interests and rights which have priority to the said charges PROVIDED ALWAYS that the power of sale hereby conferred shall be exercisable without the restrictions contained in Section 82 of the Law of Property Act and so that for the purpose of any sale of the Mortgaged Property or any part thereof under the power of sale vested in the Mortgagees by virtue of these presents, the whole of the monies and liabilities, the payment and discharge whereof is secured by these presents, shall be deemed to become due or liable to be discharged on the day on which demand for payment shall have been made.

EVENTS OF DEFAULT
          8. Notwithstanding anything hereinbefore contained, the monies secured hereunder and all unpaid interest which have accrued thereon shall become immediately due and payable and the security hereby created enforceable:

(1)
if the time for repayment of the Loan Notes has passed and the Mortgagees make demand (a) and the Mortgagor fail to pay as required by the Agreement any amounts of principal or interest thereon or other amounts payable to the Mortgagees and such failure has not been remedied by the Mortgagor within 90 days notice of such failure from the Mortgagees to the Mortgagor; or (b) the Mortgagor fails to comply with any other material provision in this Deed of Mortgage; or

(2)	if the Mortgagor is in breach of any covenant herein; or

(3)	if any distress or other form of execution is levied against the Mortgaged Property and the same is not discharged within 60 days of the same being so levied; or

(4)
if any petition by or winding-up order is made against the Mortgagor, if the Mortgagor becomes insolvent or makes any re-organization, or enters into any compromise arrangement, or any of them has any other proceedings against them for the relief of debtors and the same is not dismissed or stayed within fourteen (14) days after such institution or if there is convened any meeting of the Mortgagor, for the purpose of considering any resolution to present an application to a court for an involuntary liquidation order or winding-up order or for the conduct of bankruptcy proceedings;

(5)
if there is appointed, by either the Mortgagor any liquidator, trustee, sequestrator, administrator or other receiver or manager, over the Mortgaged Property or if any steps are taken to enforce any charge or other security over the Mortgaged Property or any steps are taken with a view to putting in force any kind of attachment, sequestration, distress or execution against the Mortgaged Property or any judgment or order or any process of any court becomes enforceable against the Mortgaged Property; or

(6)	if the Mortgagor cease or threaten to cease to carry on all or a substantial part of the business conducted by them at the date hereof; or

(7)	if anything analogous to or having a substantially similar effect to any of the events specified above shall happen under the laws of Belize or any other competent jurisdiction.

CONSOLIDATION OF CHARGES
          9. Section 75 of the Law of Property Act dealing with the consolidation of mortgages shall not apply to the security herein created and the powers of leasing conferred on Mortgagors by Section 72 of the Law of Property Act shall not be exercisable by the Mortgagor without the previous consent in writing of the Mortgagees.
POWER OF SALE, HOW EXERCISABLE
          10. Section 82 of the Law of Property Act shall not apply to the security herein created and the statutory power of sale shall as between the Mortgagees and a purchaser from the Mortgagees be exercisable at any time after the execution of this security but as between the Mortgagees and the Mortgagor, the Mortgagees shall not exercise the said power of sale until payment of the monies hereby secured have been demanded and the Mortgagor has made default in paying the same but this proviso is for the protection of the Mortgagor only and shall not affect a purchaser or put him upon enquiry whether or not such default has been made.

NO OBLIGATION ON A PURCHASER
          11. No purchaser, mortgagor, mortgagee or other person or company dealing with the Mortgagees or any receiver or receivers appointed by the Mortgagees or with their attorneys or agents shall be concerned to enquire whether the powers exercised or purported to be exercised hereunder have become exercisable or whether any money remains due on the security of this Mortgage or as to the necessity or expediency of the stipulations and conditions subject to which any sale shall have been made or otherwise as to the propriety or regularity of such sale or calling in connection or conversion or to see to the application of any monies paid to the Mortgagees or such receiver(s) and in the absence of mala fides on the part of such purchaser, mortgagor, mortgagee or other person or company to be within the powers hereby conferred and to be valid and effectual accordingly.
APPOINTMENT AND POWERS OF RECEIVER
          12. At any time after the Mortgagees shall have demanded payment of any moneys owed by the Mortgagor to the Mortgagees, the Mortgagees may in writing appoint any person or persons to be a receiver or receivers of the Mortgaged Property or any part thereof and remove any receiver or receivers so appointed and appoint another or others in his or their stead and a receiver or receivers so appointed shall be the agent of the Mortgagor (who shall be solely responsible for his or their acts or defaults and for his or their remuneration) and shall have power:

(1)	to take possession of, collect and get in any property hereby charged and for those purposes, to take any proceedings in the name of the Mortgagor or otherwise as may seem expedient;

(2)
forthwith and subject to notice to the Mortgagor but without the restrictions imposed by the Law of Property Act, to sell or concur in selling without any order of the Court and to let or concur in letting and to accept surrenders of leases or charges of the Mortgaged Property or otherwise deal therewith and to carry any such sale, letting or surrender into effect by conveying, leasing, letting, or accepting surrenders in the name and on behalf of the Mortgagor or otherwise (for which purpose the Mortgagor irrevocably appoints every such receiver or receivers its attorney to do so in its name and on its behalf); and

(3)	to make any arrangement(s) or compromise(s) which he or they shall think expedient in the interest of the Mortgagees; and

(4)
to do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which he or they lawfully may or can do as agent for the Mortgagor.

          All the above enumerated powers shall be in addition to all such other powers as shall be necessary, proper and incidental thereto and shall be exercised in accordance with such standards as shall be determined by the Mortgagees to be reasonably prudent and necessary under the circumstances. The Mortgagor hereby agrees to hold the Mortgagees harmless from and indemnify the Mortgagees against any and all liability associated with the performance of the duties of a receiver or receivers appointed hereunder save and except for liability caused by the receiver's or receivers' gross negligence or fraud.

NO LIABILITY ON MORTGAGEE
          13. The Mortgagees shall not nor shall any receiver or receivers appointed by the Mortgagees by reason of the Mortgagees or such receiver(s) entering into possession of the premises hereby charged or any part thereof be liable to account as Mortgagees in possession or for anything except actual receipts or be liable for any loss upon realization or for any default or omission for which a mortgagee in possession might be liable.
ORDER OF PRIORITY FOR PAYMENT
          14. All monies received by any such receiver or receivers as aforesaid shall be applied firstly in the payment of his or their remuneration and the costs of realization, secondly in providing for the matters specified hereunder and for the purposes mentioned, that is to say:

(1)	in keeping down all annual sums or other payments and the interest on all principal sums having priority to this Mortgage; and

(2)	in or towards the satisfaction of the monies secured under this Mortgage.
RECEIVER GRANTED POWER OF ATTORNEY
          15. For the purpose of enabling the Mortgagees to exercise more readily and beneficially the powers hereinbefore conferred, the Mortgagor hereby irrevocably appoints the Mortgagees or the persons deriving title under them and their substitutes to be the attorney for the Mortgagor and in the Mortgagor's name and on the Mortgagor's behalf and as the Mortgagor's act and deed or otherwise, to execute and do all such deeds, acts and things as may be expedient for the full exercise of all or any of the aforesaid powers, and the Mortgager hereby ratifies, confirms and agrees to ratify and confirm, whatever such attorney so appointed may execute or do.
COVENANTS
          16. During the continuance of the security created by this Mortgage, the Mortgagor:

(1)
covenant(s) not to:(a) further encumber the Mortgaged Property by way of assignment, pledge, mortgage or otherwise or grant any right or security interest in or with respect to the security assets (or any portion thereof), otherwise than as provided for herein; or (b) sell, lease or otherwise dispose of the whole or a substantial part of the Mortgaged Property in one transaction or over the course of several transactions, otherwise than in the ordinary course of business;

(2)	covenants that no loans (third party or otherwise) will be made or obtained by the Mortgagor during the term of this security, without the prior written approval of the Mortgagees;

(3)	covenants that they will execute all instruments and documents which the Mortgagee deems necessary to effect the terms and conditions and to accomplish the intent of this Mortgage; and

(4)
covenants to maintain the corporate existence in good standing, carry on and conduct their business in a proper and efficient manner and obtain and keep current all government and other consents, licences and permits which shall be necessary, desirable or advisable for the operation of their business or for complying with their obligations under this Mortgage;

          PROVIDED ALWAYS AND IT IS EXPRESSLY AGREED that if the Mortgagor shall default in the performance of any of the foregoing covenants, the Mortgagees may in their discretion (but shall not be obliged to) take steps as to the Mortgagees may seem expedient for the reparation of such default and all sums of moneys expended or costs or expenses incurred in so doing shall be repaid by the Mortgagor to the Mortgagees in accordance with the terms of the Agreement and until so repaid shall be added to the sum(s) of monies hereby secured and shall bear interest at the agreed interest rate, i.e. 8% per centum monthly. The obligations of the Mortgagor under this proviso shall survive the expiration and/or discharge of all other liabilities and the repayment of all other amounts outstanding hereunder.
MORTGAGOR'S FURTHER ASSURANCES
          17. After the security hereby constituted has become enforceable the Mortgagor (whether by themselves or with others) shall from time to time and at all times execute and do all such assurances and things as any receiver or receivers appointed hereunder may reasonably require for facilitating the realization of the assets and for exercising all the powers, authorities and discretions hereby conferred on such receiver(s) and in particular the Mortgagor wherever necessary shall:

(1)	execute all conveyances, transfers, assignments and assurances of their assets whether to such receiver(s) or otherwise;

(2)	perform or cause to be performed all acts and things requisite or desirable for the purpose of giving effect to the exercise of the said powers, authorities and discretions; and

(3)	give all notices, orders and directions which any such receiver or receivers may think expedient.
PAYMENT OF FEES ON ENFORCEMENT OF SECURITY
          18. In default of payment as mentioned above, and in the event of such default causing the Mortgagees to enforce its security hereunder by court action, foreclosure, sale of the Mortgaged Property recourse to a Solicitor or other agent for collection of the debt, appointment of any receiver, manager, trustee, administrator, sequestrator or otherwise whatsoever, the Mortgagor unreservedly agree to pay and satisfy to the Mortgagees as liquidated damages, all reasonable charges, legal expenses, commissions or other expenditure whatsoever occasioned by or incidental to this or any other security held by or offered to the Mortgagees for the same indebtedness or the like enforcement of any such security. The provisions of this clause shall be without prejudice to anything herein-before or hereinafter contained.
NOTICE OF DISCHARGE
               19. The Mortgagor may at any time give to the Mortgagees 14 days notice of their intention to discharge this security herein created and immediately upon the expiration of such notice, the monies secured under this Mortgage shall immediately become due and payable. If the Mortgagor shall duly pay all principal amounts and interest thereon and any other sums owed by the Mortgagor to the Mortgagees under the terms of the Agreement and secured by this Mortgage, the Mortgagees will at any time thereafter at the request and cost to the Mortgagor discharge this Mortgage.

CONTINUING SECURITY
          20. The security herein created and given to the Mortgagees shall be a continuing security notwithstanding any settlement of account or other matter or thing whatsoever and shall be without prejudice and be in addition to any other security whether by way of mortgage, equitable charge or otherwise, howsoever, which the Mortgagees may now or at any time hereafter hold on the property and assets of the Mortgagor or any part thereof, for or in respect of all or any part of the indebtedness of the Mortgagor to the Mortgagees, or any interest thereon.
POWERS AND REMEDIES AT LAW
          21. Notwithstanding anything herein contained all the powers and remedies conferred on Mortgagees and charges respectively by the Law of Property Act shall where applicable apply to the security hereby created but so that the Mortgagees may in their sole discretion exercise and put in force all and every or any of such powers and remedies in the manner prescribed in the Law of Property Act or may exercise the powers and remedies in this Mortgage.
SCHEDULE
          ALL THAT PIECE OR PARCEL of land comprising approximately 400 acres situate along the Roaring Creek, Teakettle Area in the Cayo District forming part of lands now or formerly held by Caribbean Investments Ltd. and shown on a Plan of Survey by R.A. Rosado Certified Land Surveyor dated the 6th day of October, 1995 and recorded at the Lands Registry in Belmopan in Register 12 Entry 2458 TOGETHER with all buildings and erections standing thereon.

          IN WITNESS WHEREOF the Mortgagor by their lawful representatives have signed and sealed this Mortgage on the day and dates indicated below.
The Common Seal of the Mortgagor,
TECHNOLOGY ALTERNATIVES LTD.
Was hereunto delivered in the presence of:

DIRECTOR

DIRECTOR/SECRETARY

I, [NAME] [OCCUPATION] of [ADDRESS] MAKE OATH AND SAY AS FOLLOWS:

1.	I am a director/secretary of Technology Alternatives Limited (hereinafter called the "Mortgagor").

2.	The Common Seal of the Mortgagor was affixed to the within-written Deed of Mortgage by [NAME], a director of the Mortgagor, in my presence.

3.	The signature " " is in the proper handwriting of the said [NAME] and the signature " " is in the proper handwriting of me the deponent.

[NAME]
          BE IT REMEMBERED that on the day of, 2008 personally appeared before me, [NAME], director of the above-named Technology Alternatives Limited (hereinafter called the "Mortgagor") and made oath that the Common Seal of the Mortgagor was affixed to the within-written Deed of Mortgage by [NAME], a director of the Mortgagor, in his/her presence and that the signature " "is in the proper handwriting of the said [NAME] and that the signature " " is in his/her own proper handwriting.

NOTARY PUBLIC/JUSTICE OF THE PEACE